UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Name of Issuer)
Bandag Incorporated

(Title of Class of Securities)
Common Stock Class A

(CUSIP Number)
059815308

NAME OF REPORTING PERSON
Private Capital Management, Inc.

I.R.S. IDENTIFICATION NO.
59-2756929

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 577100

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
577100

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
5.2%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
Bruce S. Sherman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 2000
SHARED VOTING POWER 1600
SOLE DISPOSITIVE POWER 2000
SHARED DISPOSITIVE POWER 578700

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
580700

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
5.3%

TYPE OF REPORTING PERSON
IN

ITEMS 1 - 10 OF GENERAL INSTRUCTIONS

Item 1.
(a)Name of Issuer:  Bandag Incorporated
(b)Address of Issuer:  2905 N. Highway 61, Muscatine, Iowa, 52761-5886

Item 2.
(a)Name of Person Filing:  See Exhibit 1
(b)Address of Person Filing:3003 Tamiami Trail N., Naples, FL  34103
(c)Citizenship:  See Exhibit 1
(d)Title of Class of Securities:  Common Stock Class A
(e)CUSIP Number:  059815308

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned:  See Exhibit 1
(b)Percent of Class:  See Exhibit 1
(c)Number of Shares as to which such person has:
(i)sole power to vote or to direct the vote:
     See Exhibit 1
(ii)shared power to vote or to direct the vote:
     See Exhibit 1
(iii)sole power to dispose or to direct the disposition of:
     See Exhibit 1
(iv)shared power to dispose or to direct the disposition of:
     See Exhibit 1

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group:
        See Exhibit 1

Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   See Exhibit 2
Signature:  See Exhibit 2
Name/Title: See Exhibit 2


                    Exhibit 1


Item 2.
(a) Name of Person Filing
     1)  Private Capital Management, Inc.
     2) *Bruce S. Sherman

(c)Citizenship
     1)  Florida
     2)  U.S.

Item 4.
(a) Amount Beneficially Owned
     1) 577100
     2) 580700

(b) Percent of Class
     1)  5.2%
     2)  5.3%

(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1) 0
         2) 2000

   (ii)  shared power to vote or to direct the vote
         1)  0
         2)  1600

   (iii) sole power to dispose or to direct the disposition of
         1)  0
         2)  2000

   (iv)  shared power to dispose or to direct the disposition of
         1)  577100
         2)  578700

*Bruce S. Sherman is President of Private Capital Management, Inc. ("PCM") and exercises shared dispositive power with respect to shares held by it on behalf of its clients. Mr. Sherman disclaims the existence of a group.



Exhibit 2

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997



____________________________
Bruce S. Sherman
President of Private Capital Management, Inc.



____________________________
Bruce S. Sherman
Individually